LETTER OF INTENT BETWEEN:
IntelGenx Corp., having a place of business at 6425 Abrams, Saint-Laurent, Quebec, H4S 1X9

hereinafter called "IntelGenx"

AND:

Cannasat Therapeutics Inc., having a place of business at 828 Richmond St. West, Toronto, Ontario, M6J 1C9

hereinafter called "Cannasat"

March 1, 2010

RE: Development Project between Cannasat Therapeutics Inc. and IntelGenx Corporation

1. Development Project

This letter ("**Letter of Intent**") sets out the intention of Cannasat Therapeutics Inc. ("**Cannasat**") and IntelGenx Corporation ("**IntelGenx**") and together with Cannasat, (the "**Parties**") to engage in a project (the "**Project**") to develop formulations (the "**Formulations**") for tablets containing delta-9 tetrahydrocannabinol ("**THC**") for sublingual or buccal delivery of THC (the "**Products**"). Once the Formulations have been completed, one or more partners will be retained for clinical development and commercialization of the Products.

The parties shall prepare a plan ("**Plan**") consisting of the specific objectives, costs, deliverables, timelines, milestones, project planning, management and responsibilities. The Plan will contain the provisions of this Letter of Intent to be completed on or before March 31, 2010. The initial draft of the Plan will be prepared by IntelGenx once the parties have reached mutual understanding, and signed this Letter of Intent.

The Project shall be limited to Products that are sublingual or buccal tablets of THC. Products do not include products that are bioequivalent to Marinol and/or products that would be considered AB substitutable generic forms of Marinol by the US FDA or equivalent bodies in other jurisdictions **("Generic Marinol")**.

Upon successfully entering into a sub-licensing agreement with a marketing and/or commercialization partner, the Parties agree to share royalties received from the sale of the Products, equally, net of existing royalty obligations to Pedipharm related to the license of the US Patent 7592328 as outlined in the agreement between Pedipharm and Cannasat dated June 10, 2005 (**"Pedipharm Agreement"**). Cannasat agrees to fulfill milestone payment obligations to Pedipharm as detailed in the Pedipharm Agreement. The parties will also divide all other non-royalty payments received from third parties in connection with the Project (**"Non-royalty**

Payments"), including but not limited to: (i) upfront payments, (ii) R&D Payments; (iii) payments relating to regulatory and/or sales milestones; and/or (iv) as otherwise agreed to by the Parties, as follows: for the first $2 million of such Non-royalty Payments, such payments shall be shared at a ratio of 80:20 (IntelGenx/Cannasat). For all Non-royalty Payments beyond the first $2 million, such payments shall be divided equally (50:50), unless IntelGenx decides to fund any clinical trials related to the Project, in which case, such "80/20 split" will remain in effect until IntelGenx has additionally recovered the costs of those trials after which additional Non-royalty Payments shall be divided equally. In the event that IntelGenx or Cannasat are acquired or merged with a third party entity ("**Change of Control**"), Cannasat and IntelGenx agree to negotiate default royalty and milestone payment obligations, details of which will be included in the License Agreement between the two Parties.

2. IntelGenx Responsibilities

IntelGenx shall have responsibility for the implementation of the Plan once it has been finalized and mutually agreed upon by the Parties, including developing the Formulations. Cannasat will have the right to receive periodic progress reports, inspections and files in order to be fully informed about the progress of the Project and to review fundamental decisions. If required, the Parties shall meet via teleconference or in person at the offices of IntelGenx monthly to review the progress of the Project. Each Party shall bear its own costs related to attendance of any meetings.

IntelGenx shall, subject to the rights of third parties, reasonably provide, as available, to Cannasat, at the commencement and duration of the License Agreement (as defined below), copies or access to all, Project-related intellectual property.

IntelGenx will provide the inactive raw materials, technical skills, know-how and technology and project management to develop the Formulations. IntelGenx shall also be responsible for all licenses required by regulatory authorities for handling and manufacturing of material for product development work.

IntelGenx will also provide, at its expense, such quantities of THC and/or THC-complex as required for the Project and will obtain and maintain all licenses that are required to receive, store and handle THC.

Cannasat will not be responsible for the funding of any clinical or commercialization efforts with regards to the Products.

3. Cannasat Responsibilities

Cannasat shall grant to IntelGenx a non-exclusive non-royalty bearing license of its rights to US Patent 7592328 and all corresponding patents and patent applications worldwide, such license being limited to the right to make, use, or sell the Products and to participation in the Project. The terms of the license shall be as set out in an agreement (the "**License Agreement**") to the mutual satisfaction of the Parties which the Parties intend to negotiate and finalize on or before March 31, 2010.

Cannasat shall, subject to the rights of third parties, provide to IntelGenx, at the commencement and duration of the Project, copies or access to all intellectual property and know-how within its possession or control concerning the Formulations and the Products, including, prototype characteristics, product characteristics, Phase I data, investigational brochures, CTA's and scientific literature.

In order to facilitate the transfer of such intellectual property Cannasat shall make all appropriate copies of records in its possession or control (or the originals thereof if IntelGenx has a reasonable need for such originals) created prior to the project and relating to the Cannasat Intellectual Property available to IntelGenx and will make available its senior personnel, including its chief scientific officer as reasonably required. The costs of providing the intellectual property and personnel will be borne by Cannasat other than any pre-approved extraordinary or travel costs which shall be for the accounts of the Project.

4. Intellectual Property

Definitions

"Project Intellectual Property" shall mean, to the extent not US Patent 7592328, IntelGenx Intellectual Property and/or IntelGenx Technology, all of the following that solely embraces all processes relating to the complexation of THC with a cyclodextrin, regardless of whether patentable or not, that have been developed, discovered or otherwise obtained or acquired during the course of the Project to date under previous Agreements and as outlined in the Agreements by either of the Parties: patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors' certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examination and extensions. For greater certainty, US Patent 7592328 shall not be considered Project Intellectual Property, but rather shall be considered Cannasat Intellectual Property.

"Cannasat Intellectual Property" shall mean, to the extent not Project Intellectual Property, IntelGenx Technology and/ or IntelGenx Intellectual Property, and owned or controlled by Cannasat (or otherwise to the extent Cannasat has rights therein, thereto or there under) whether existing immediately prior to the Agreements or developed, discovered or otherwise obtained or acquired thereafter, by Cannasat: (i) all patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors' certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examination and extensions; (ii) all know-how, trade secrets, discoveries, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and protocols and information, regardless of whether any of the foregoing is patentable or not; (iii) all copyrightable works, copyrights and application, registrations and renewals; (iv) all other proprietary rights; and (v) all copies and tangible embodiments of any or more of the foregoing.

“IntelGenx Intellectual Property” shall mean all of the following that relates to, underlies, embraces, or has arisen from and/or arises out of the Agreements and/or the Project, to the extent not Project Intellectual Property and/or Cannasat Intellectual Property, and owned or controlled by IntelGenx (or otherwise to the extent IntelGenx has rights therein, thereto or there under) whether existing immediately prior to the Agreements or developed, discovered or otherwise obtained or acquired thereafter by IntelGenx: (i) patents, patent applications, continuation applications, continuation-in-part applications, divisional applications provisional applications, supplementary protection certificates, inventors’ certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examination and extensions; (ii) all know-how, trade secrets, discoveries, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and protocols and information, regardless of whether any of the foregoing is patentable or not; (iii) copyrightable works, copyrights and application, registrations and renewals; (iv) all other proprietary rights; and (v) copies and tangible embodiments of any or more of the foregoing.

“IntelGenx Technology” shall mean, to the extent not Project Intellectual Property or Cannasat Intellectual Property, all know-how, trade secrets, discoveries, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and protocols and information that is necessary or useful to the development, making, using, commercializing, marketing, promoting, distributing, importing, offering to sell, or selling of the Products. IntelGenx Technology shall also include issued U.S. patents and U.S. and PCT patent applications represented by IntelGenx to disclose, claim or otherwise cover or embrace technology within the scope of IntelGenx Technology (as defined in the previous sentence) and existing on the date hereof and during the term of this agreement and shall include any additional issued U.S. patents and U.S. and PCT patent applications that disclose, claim, cover or otherwise embrace technology within the scope of IntelGenx Technology.

"Infringement" shall mean any infringement, imitation, dilution, distortion, misappropriation or other unauthorized use or conduct in violation or derogation of the rights in question.

"Intellectual Property Disputes" shall mean any and all controversies, disputes or claims arising out of, in connection with, or in relation to the interpretation, performance, non-performance, validity or breach of any agreement related to the Project or otherwise arising out of, or in any way related to the Project, IntelGenx Intellectual Property, Project Intellectual Property or Cannasat Intellectual Property, including, without limitation, any and all claims based on contract, tort, statute or constitution.

License Grants

IntelGenx shall grant to Cannasat and any affiliates or sublicensees, solely for the purpose of the commercialisation, marketing and/or promoting Generic Marinol, a non-exclusive non royalty bearing license under, in, and to the Project Intellectual Property. IntelGenx shall not grant to any third party, for the purposes of making and/or commercialising Generic Marinol, licence to IntelGenx Intellectual Property, Project Intellectual Property, or IntelGenx Technology without the express consent of Cannasat.

Cannasat shall grant to IntelGenx, solely for the purposes of the Project, an exclusive non-royalty bearing license under, in, and to the Project Intellectual Property and Cannasat Intellectual Property to research, develop, make, have made, use, commercialize, market, promote, distribute, import, offer for sale and sell the Products. The foregoing license is exclusive in that Cannasat may not (i) grant to any third party any license under, in or to the Cannasat Intellectual Property for any of the purposes described in the foregoing sentence, or (ii) use or permit any of its affiliates to use the Cannasat Intellectual Property for any of the purposes described in the foregoing sentence, other than necessary to comply with its obligations herein described. The parties acting jointly may grant sublicenses under the license rights herein described to any affiliate or third party.

Ownership of Intellectual Property

Other than as provided herein, Cannasat shall not be granted any ownership or other rights in or to the IntelGenx Intellectual Property. IntelGenx shall not be granted any ownership or other rights in or to the Cannasat Intellectual Property. Cannasat and IntelGenx shall jointly own Project Intellectual Property. Any intellectual property rights, to the extent not subject to Project Intellectual Property, developed, conceived or made during the course of the development of the Project shall be the property of the Party whose employees, consultants, agents or representatives have so developed, made or conceived such intellectual property rights, and all such intellectual property rights shall be subject to the licenses described herein.

Patent Prosecution and Maintenance

IntelGenx shall be responsible for filing, prosecuting, and maintaining all the patents and patent applications comprising the IntelGenx Intellectual Property and Project Intellectual Property. Cannasat shall be responsible for filing, prosecuting, and maintaining all the patents and patent applications comprising Cannasat Intellectual Property. All costs, fees and expenses relating to the filing prosecution and maintenance of the Cannasat Intellectual Property shall be paid by Cannasat. All costs, fees and expenses relating to the filing, prosecution and maintenance of IntelGenx Intellectual Property shall be shared equally by the Parties. All costs, fees and expenses relating to the filing prosecution and maintenance of the Project Intellectual Property shall be shared equally by the Parties. Any patent right or patent application of which IntelGenx assumes or resumes prosecution and maintenance shall be included within the definition of IntelGenx Intellectual Property and shall remain subject to the terms described herein. IntelGenx will reasonably make available to Cannasat copies or access to all new intellectual property developed during and relating to the Project.

Infringement Claims of Third Parties

Each party shall promptly notify the other party upon learning of any allegation of Infringement by a third party or that the Products, the activities contemplated herein, or the use, or otherwise, of the IntelGenx Intellectual Property, Project Intellectual Property and Cannasat Intellectual Property, violate a third party's intellectual property rights (an "**Infringement Allegation**").

IntelGenx shall, at its sole discretion, have the first right to assume a leadership role in defending any such Infringement Allegations using counsel of its choice. IntelGenx shall keep Cannasat reasonably informed with respect thereto. Cannasat shall cooperate in all reasonable respects with IntelGenx to the extent requested by IntelGenx and shall execute any and all documents requested by IntelGenx and shall execute any documents reasonable necessary to permit IntelGenx to defend any resulting suit, join IntelGenx in any related suit as may be necessary or advisable, and make available its employees and relevant records to assist in and to provide evidence for such suit. IntelGenx shall have sole discretion with respect to any settlement or other resolution thereof. All expenses costs, fees (including reasonable legal fees and expenses), damages, losses, and royalties or other amounts paid in settlement incurred in connection with the defence of an Infringement Allegation shall be shared equally by the Parties.

Cannasat shall be solely responsible, financially and/or otherwise for, using counsel of its choice, defending any Infringement Allegations by a third party that the use of Cannasat Intellectual Property and/or Project Intellectual Property in the manufacture and/or commercialization of Generic Marinol, violates a third party's intellectual property rights; all expenses costs, fees, damages, losses, and royalties or other amounts paid in settlement incurred in connection with the defence of such an Infringement allegation shall be the sole burden and/or responsibility of Cannasat.

In furtherance of and in addition to the rights and termination provided elsewhere herein IntelGenx shall be entitled to suspend and/or terminate the Project and/or all ancillary agreements undertaken by IntelGenx relating to the Project: on written notice within ninety (90) days of IntelGenx learning of the invalidity of Cannasat Intellectual Property, and/or an Infringement Allegation.

Enforcement of Intellectual Property Rights

Cannasat shall be solely responsible, financially and/or otherwise for, using counsel of its choice, enforcing the intellectual property rights of Cannasat under Cannasat Intellectual Property and/or Project Intellectual Property ("**Cannasat's Intellectual Property Rights**"), in the event that a third party manufacture and/or commercialize a Generic Marinol product that violates Cannasat's Intellectual Property Rights; all expenses costs, fees, damages, losses, and royalties or other amounts paid in settlement incurred in connection with the enforcement of Cannasat's Intellectual Property Rights shall be the sole burden and/or responsibility of Cannasat.

Each Party shall promptly notify the other Party upon learning of any alleged or threatened Infringement of a third party of any of the IntelGenx Intellectual Property, Project Intellectual Property, or Cannasat Intellectual Property ("Project Intellectual Rights"). IntelGenx at its sole discretion, has the first right to assume sole control over enforcing any such infringement claim using counsel of its choice, to the extent the infringement claim is not against a Generic Marinol product. IntelGenx shall keep Cannasat reasonably informed with respect thereto. All expenses costs, fees, damages, losses, and royalties or other amounts paid in settlement incurred in connection with the enforcement of Project Intellectual Rights shall be shared equally between the Parties.

5. Confidentiality

The Parties acknowledge and agree that during the Project the Parties may disclose to each other information which is either identified as, or by its nature is, confidential and proprietary to a disclosing Party (the "**Confidential Information**"). The Parties agree that they shall keep confidential the Confidential Information of the other Party and take all reasonable precautions to protect such Confidential Information from any use, disclosure or copying except as required by law.

The Parties agree to keep this Letter of Intent and any subsequent negotiations and documents concerning the proposed relationship amongst the Parties confidential and shall disclose their existence or contents after agreement by the other Party, such agreement not to be unreasonably withheld, and except as may be required by law or in connection with a dispute between the Parties. It is contemplated that both Parties will need to issue Press Releases where necessary and appropriate, outlining the general nature of this Letter of Intent and any subsequent negotiations and documents concerning the relationship amongst the Parties; each party shall make drafts of such press releases available to the other party in advance of publication for comment/input and neither Party shall unreasonably disagree to such disclosures.

6. Restrictive Covenants

Neither Party shall work outside of this Project, either alone or with any third party, on the development of products for sublingual or buccal delivery of cannabinoids, for a period of 15 years from the effective date of the License Agreement. Nothing shall prohibit IntelGenx from working by itself or with third party collaborator(s) on non-cannabinoid products, or on products including cannabinoids not for sublingual or buccal delivery that are not Generic Marinol. Nothing shall prohibit Cannasat from working by itself or with third parties on cannabinoid products not intended for sublingual or buccal delivery.

Neither Party shall sell, or solicit to sell, in any form whatsoever, their ownership of and/or interest in of the Project including all Project related intellectual property without granting to the other Party a right of first refusal on equivalent or better terms valid for 90 days.

7. Termination

Either Party shall have the right to cancel or otherwise terminate the Project in the event of a material repudiatory breach of the License Agreement or the bankruptcy of the other Party. In the event of such termination all Project Intellectual Property, to the extent that the intellectual property is owned or controlled by the bankrupt and/or defaulting Party or otherwise to the extent the bankrupt or defaulting Party has rights therein, thereto or there under, will fully pass to the remaining solvent and/or non-defaulting Party, and the license and payment obligations of this License Agreement shall remain. The surviving party shall have a right of first refusal for 90 days from termination of the agreement in purchasing full ownership and interest in the Project.

Survival clauses in relation to termination of the License Agreement will be dealt with, as appropriate, in the License Agreement.

8. Prior Agreements

In consideration of the rights and licenses to be granted by Cannasat to IntelGenx under the License Agreement, IntelGenx agrees to forgive any and all indebtedness owed by Cannasat to IntelGenx, which indebtedness is in the approximate amount of $230,688.82 (the "**Indebtedness**") pursuant to the terms of (i) the sublingual tablet formulation development agreement entered into between the Parties on November 10, 2006 (the "**THC Agreement**") and (ii) the cannabidiol tablet formulation development agreement entered into between the Parties on March 19, 2007 (the "**CBD Agreement**" and together with the THC Agreement, the "**Agreements**"). IntelGenx further agrees to execute a release, in a form mutually satisfactory to the Parties, releasing Cannasat and its affiliates from any and all obligations relating to the Indebtedness. For the purposes of certainty and clarity, this Letter of Intent and/or the activities contemplated therein shall in no way constitute a waiver, abrogation, limitation, forfeiture or diminishment of rights accorded to IntelGenx in and/or under the current Agreements until such time as the License Agreement is executed. Notwithstanding the foregoing, and/or all language or context to the contrary, as used in this Letter of Intent and throughout, all intellectual property rights, ownership and/or assignments as outlined and/or defined in section 4 shall supersede the Agreements until such time as the License Agreement is executed

9. Exclusivity and Good Faith Negotiations.

The terms, provisions and/or understandings set forth in this letter of Intent shall constitute a binding agreement between the Parties and shall only be superseded by a successfully and validly executed License Agreement, any amendments made thereto and/or the express written agreement of the Parties.

Upon the execution of this Letter of Intent that sets a period of exclusivity between Parties, both parties will work in good faith to consummate the License Agreement on or before April 15, 2010. Between the date hereof and April 15, 2010 or such other period as the Parties may agree to in writing, each Party agrees that it will not directly or indirectly enter into or pursue any negotiations or enter into any agreement with any third parties relating to the Products.

10. Costs

Each party shall be responsible for all of its own costs incurred in connection with the transactions contemplated by this Letter of Intent and the License Agreement.

11. Dispute resolution

The Parties will at all times endeavour to resolve disputes and agree upon appropriate courses of action in an amicable and collegial manner. In the event that the Parties are unable to reach agreement, a dispute may be escalated to the chief executive officers ('CEO's'). In the event that

the CEO's are unable to reach agreement within two weeks from the date of the matter being passed to them, the matter will be passed to arbitration. In the event that Cannasat raises a dispute for arbitration, the arbitration will be settled in Quebec. In the event that IntelGenx raises a dispute for arbitration, the arbitration will be settled in Ontario. In the event that arbitration finds in favour of one of the Parties, the other Party pays all third party costs.

12. Publicity

All public notices to third parties and all other publicity concerning the transactions contemplated by this Letter of Intent shall be jointly coordinated by Cannasat and IntelGenx and no Party shall act unilaterally in this regard without the prior approval of the other party (such approval not to be unreasonably withheld or delayed), except where required to do so by law or by the applicable regulations or policies of any governmental or other regulatory agency of competent jurisdiction or any stock exchange in circumstances where the prior consultation with the other Party would be impossible.

13. Representations and Warranties

The License Agreement shall contain standard representations and warranties between the Parties.

14. Timeline

The following is the proposed sequencing and timeline for completion of the License Agreement:

(a) Draft of final Letter of Intent on or before February 17, 2010;

(b) Approval of the transactions contemplated by the Letter of Intent by the board of directors of each Party on or before March 3, 2010;

(c) Draft License Agreement prepared on or before March 31, 2010; and

(d) Execution of final License Agreement April 15, 2010.

(e) Press release announcing final License Agreement on or before April 15, 2010.

15. Counterparts

This Letter of Intent may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Letter of Intent may not be changed or modified except by an instrument in writing signed by both Parties.

16. Governing Law

This Letter of Intent shall be governed by the laws of the Province of Ontario, without giving effect to any conflict of laws principles thereof.

Please confirm your agreement to the foregoing and confirm that the foregoing is in accordance with your understanding by signing and returning to us the duplicate of this Letter of Intent attached hereto, which shall thereupon constitute a binding agreement with respect to the matters contained herein. Subject to the conditions set forth herein, this Letter of Intent shall be binding upon, and enforceable against, the successors and assigns of each of the undersigned.

Very truly yours,

CANNASAT THERAPEUTICS INC.

Per: ______________________, CEO
Authorized Signing Officer

Agreed and approved this 2nd day of March, 2010.

INTELGENX CORPORATION

Per: ______________________ March 2, 2010
Authorized Signing Officer

Pres. + CEO